SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
Schedule 14A Information

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

GLOBAL VACATION GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS (Proposal 1)
EXECUTIVE COMPENSATION AND OTHER INFORMATION
TRANSACTIONS WITH RELATED PARTIES

GLOBAL VACATION GROUP, INC.

One North First Street
San Jose, CA 95113
(408) 882-8455

April 16, 2001

Dear Shareholder:

      You are cordially invited to attend the 2001 Annual Meeting of shareholders of Global Vacation Group, Inc. to be held on Thursday, May 17, 2001, at 9:00 a.m., at the Fairmont Hotel, 170 South Market Street, San Jose, CA 95113.

      The 2001 Annual Meeting has been called for the following purposes:

•	to elect five directors;

•	to ratify the appointment of our independent auditors;

•	to approve a proposal to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to Classic Vacation Group, Inc.; and

•	to transact any other business as may properly come before the 2001 Annual Meeting or any adjournments thereof.

      It is important that your shares be represented at the 2001 Annual Meeting. Whether or not you plan to attend the 2001 Annual Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed envelope for which postage has been paid.

Very truly yours,

Ronald M. Letterman
Vice Chairman, President and
Chief Executive Officer

GLOBAL VACATION GROUP, INC.

One North First Street
San Jose, CA 95113
(408) 882-8455

NOTICE TO ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2001

      THIS IS NOTICE that the 2001 Annual Meeting of shareholders of Global Vacation Group, Inc. will be held at the Fairmont Hotel, 170 South Market Street, San Jose, CA 95113 on Thursday, May 17, 2001, at 9:00 a.m., for the following purposes:

      (1)  To elect five directors;

      (2)  To ratify the appointment of our independent auditors;

      (3)  To approve a proposal to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to Classic Vacation Group, Inc.; and

      (4)  To transact any other business as may properly come before the 2001 Annual Meeting or any adjournments thereof.

      The board of directors has fixed April 10, 2001 as the record date for the 2001 Annual Meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the 2001 Annual Meeting. All shareholders are cordially invited to attend the 2001 Annual Meeting.

      If there are not sufficient votes to approve any one or more of the foregoing proposals at the scheduled time of the 2001 Annual Meeting, the 2001 Annual Meeting may be adjourned in order to permit us to solicit further proxies.

By Order of the Board of Directors

Ronald M. Letterman
Vice Chairman, President and
Chief Executive Officer

San Jose, CA

April 16, 2001

      Whether or not you plan to attend the 2001 Annual Meeting, you are urged to sign, date and return the enclosed proxy in the accompanying pre-addressed envelope which requires no postage stamp. Your proxy may be revoked prior to the voting by filing with the secretary of Global Vacation Group a written revocation or a duly executed proxy bearing a later date or by attending the 2001 Annual Meeting and voting in person.

GLOBAL VACATION GROUP, INC.

One North First Street
San Jose, CA 95113
(408) 882-8455

PROXY STATEMENT

2001 ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2001

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

      We are furnishing this proxy statement to shareholders of Global Vacation Group, Inc. as part of our solicitation of proxies to be used at the 2001 Annual Meeting of shareholders. We will hold the 2001 Annual Meeting at the Fairmont Hotel, 170 South Market Street, San Jose, CA 95113 on Thursday, May 17, 2001, at 9:00 a.m.

      If the enclosed form of proxy is properly signed and returned to us in time to be voted at the 2001 Annual Meeting, we will vote the shares as instructed.

      We will vote signed but unmarked proxies:

1.	FOR the election of Michael H. Bulkin, Willem F. P. de Vogel, Ronald M. Letterman, Frederic V. Malek, and Daniel A. Raskas as directors; and

2.	FOR the ratification of the appointment of Arthur Andersen, LLP as our independent auditors.

3.	FOR the approval of a proposal to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to Classic Vacation Group, Inc.

      Under applicable rules of the Securities and Exchange Commission, the board of directors may retain discretionary authority to vote proxies we receive on any other matter brought before the 2001 Annual Meeting if we did not receive notice of that matter a reasonable time before we mailed these proxy solicitation materials to our shareholders. We did not receive notice of any matters to be brought before the 2001 Annual Meeting. Accordingly, if any other matters are properly brought before the 2001 Annual Meeting, the persons named in the accompanying proxy will vote the shares as determined by a majority of the board of directors in its discretion.

      The presence of a shareholder at the 2001 Annual Meeting will not automatically revoke that shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of Global Vacation Group a written revocation or a properly signed proxy bearing a later date or by attending the 2001 Annual Meeting and voting in person.

      Global Vacation Group will pay the cost of our solicitation of proxies. In addition to the solicitation of proxies by mail, directors, officers and regular employees may also solicit proxies personally or by telephone or telegraph. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, to send proxy material to and obtain proxies from beneficial owners and will reimburse these persons, firms and corporations for their reasonable expenses in so doing.

      We expect to mail this proxy statement to our shareholders on or about April 16, 2001.

      The securities which can be voted at the 2001 Annual Meeting consist of shares of Global Vacation Group common stock. Each share entitles its owner to one vote on all matters. The Global Vacation Group certificate of incorporation does not provide for cumulative voting in the election of directors. We have fixed the close of business on April 10, 2001 as the record date for determination of shareholders entitled to vote at the 2001 Annual Meeting. The number of shares of common stock outstanding on the record date was 14,392,825.

      The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is necessary to constitute a quorum at the 2001 Annual Meeting. We have appointed inspectors to tabulate shareholders’ votes. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the 2001 Annual Meeting. Abstentions and broker non-votes will not be counted, however, as votes cast on any matter.

      A copy of our Annual Report to Shareholders for the year ended December 31, 2000 accompanies this Proxy Statement. Global Vacation Group has filed its an annual report on Form 10-K for the year ended December 31, 2000 with the SEC. Shareholders may obtain, free of charge, a copy of our 2000 Form 10-K, not including the exhibits, by writing to Global Vacation Group, Inc., One North First Street, San Jose, CA 95113, Attention: Investor Relations. We will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information as of March 19, 2001 with respect to the ownership of shares of Global Vacation Group common stock.

			Percent of Common
Name and Address	Number of Shares		Stock Outstanding

Frederic V. Malek, Chairman
1455 Pennsylvania Avenue, N.W., Suite 350,

Washington, DC 20004	19,050		*
Ronald M. Letterman, President and Chief Executive Officer
One North First Street

San Jose, CA 95113	26,361	(1)	*
Debbie A. Lundquist, Executive Vice President, Chief
Financial Officer, Treasurer
One North First Street

San Jose, CA 95113	8,733	(2)	*
Kenneth M. Duberstein, Director
2100 Pennsylvania Avenue, N.W., Suite 500,

Washington, DC 20037	8,850	(3)	*
James M. Sullivan, Director
10400 Fernwood Road, Suite 632,

Bethesda, Maryland 20817	10,850	(4)	*
Willem F. P. de Vogel, Director
650 Madison Avenue, 24th Floor,

New York, NY 10022	—		—
Michael H. Bulkin, Director
c/o One North First Street

San Jose, CA 95113	—		—
Daniel A. Raskas
1455 Pennsylvania Avenue, N.W., Suite 350,

Washington, DC 20004	35,740	(5)	*
Thayer Equity Investors III, L.P.
1455 Pennsylvania Avenue, N.W., Suite 350,

Washington, DC 20004	9,685,871		67.3
GV Investment, LLC
650 Madison Avenue, 24th Floor

New York, NY 10022	5,878,571	(6)	29.6
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor

Santa Monica, CA 90401	734,900	(7)	5.1
Roger H. Ballou, Former Officer
c/o One North First Street

San Jose, CA 95113	85,862	(8)	*
Jay G. Stuart, Former Officer
c/o One North First Street

San Jose, CA 95113	45,150	(9)	*

Executive officers and directors as a group (8 persons)	110,584	(10)	*

*	Less than percent.

(1)	Includes 18,036 shares which Mr. Letterman may acquire upon exercise of options within 60 days of March 19, 2001.

(2)	Includes 7,233 shares which Ms. Lundquist may acquire upon exercise of options within 60 days of March 19, 2001.

(3)	Includes 7,850 shares which Mr. Duberstein may acquire upon exercise of options exercisable within 60 days of March 19, 2001.

(4)	Includes 7,850 shares which Mr. Sullivan may acquire upon exercise of options exercisable within 60 days of March 19, 2001.

(5)	Includes 5,000 shares which Mr. Raskas may acquire upon exercise of options within 60 days of March 19, 2001.

(6)	Includes 5,492,271 shares that GV Investment LLC may acquire upon the surrender of certain notes of the Company that it holds for conversion into common stock.

(7)	Dimensional Fund Advisors, Inc. filed a Schedule 13G with the SEC dated February 2, 2001 reporting sole voting and dispositive power over these shares.

(8)	Includes 11,650 shares owned by Mr. Ballou’s children. Mr. Ballou disclaims beneficial ownership over these shares.

(9)	Includes 37,500 shares, which Mr. Stuart may acquire upon exercise of options exercisable, within 60 days of March 19, 2001.

(10)	Includes 45,969 shares which the executive officers and directors may acquire upon exercise of options exercisable within 60 days of March 19, 2001.

ELECTION OF DIRECTORS

(Proposal 1)

      The Global Vacation Group certificate of incorporation provides for a minimum of three directors and a maximum of 15 directors. In June 2000, the size of the board of directors was increased by three directors, so that the number of directors that now constitutes the entire board of directors is eight. In July, two of the vacancies on the board of directors were filled when Willem F. P. de Vogel and Michael H. Bulkin were elected as members by the board of directors. In addition, two of our incumbent directors, Messrs. Ballou and Rickertsen, resigned in September and those vacancies were filled with the appointment to the board of Daniel A. Raskas and Ronald M. Letterman. Currently there are seven directors and one vacancy. Our directors are divided into three classes, serving standard three-year terms, with each class including approximately one-third of the total number of directors. The term of office of one class expires each year and the successor or successors to that class are elected for terms of three years. Under our charter, four members elected by the board of directors to fill vacancies last year must stand for election by our shareholders at the 2001 Annual Meeting in addition to the member of the class whose term expires in 2001, Mr. Frederic V. Malek.

      Our nominees for the 2001 Annual Meeting are Michael H. Bulkin, Willem F. P. de Vogel, Ronald M. Letterman, Frederic V. Malek and Daniel A. Raskas. Each of the nominees has confirmed that he will stand for election and will serve if elected as director. If any of them fails to stand for election or is unable to accept election, the proxies will be voted for the election of a person selected by a majority of the board of directors. Under our by laws, directors are elected by plurality vote.

      We recommend that you vote FOR the election of Messrs. Bulkin, de Vogel, Letterman, Malek, and Raskas as directors to hold office until their respective terms expire as set forth in the chart below. Your proxy will be voted FOR the election of Messrs. Bulkin, de Vogel, Letterman, Malek, and Raskas unless you specify otherwise on the enclosed card.

Nominees and Continuing Directors

	Age at
	March 31,	Director	Term	Position(s) Held with
	2001	Since	Expires	Global Vacation Group

Nominees:

Michael H. Bulkin	62	2000	2002	Director

Willem F. P. de Vogel	50	2000	2004	Director

Ronald M. Letterman	58	2000	2004	Vice Chairman, President & CEO

Frederic V. Malek	64	1998	2004	Chairman

Daniel A. Raskas	34	2000	2003	Director

Continuing Directors:

Kenneth M. Duberstein	56	1998	2002	Director

James. M. Sullivan	57	1998	2003	Director

      James M. Sullivan is Executive Vice President of Development for the Lodging Group of Marriott International, Inc. Since 1986, he has held several positions with Marriott, including Vice President of Mergers and Acquisitions. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenley Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott, Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. Mr. Sullivan currently serves on the board of directors of Integra LifeSciences Corporation.

      Frederic V. Malek has served as Chairman of Thayer Capital Partners, an affiliate of Thayer Equity Investors III, L.P., since 1993. Prior to 1993, Mr. Malek was president of Marriott Hotels and Resorts from 1980 to 1988, and President and Vice Chairman of Northwest Airlines from 1989 to 1991. During 1992, Mr. Malek was the Campaign Manager of the Bush-Quayle campaign. Mr. Malek currently serves on the boards of directors of Aegis Communications Corporation, Automatic Data Processing Corporation, American Management Systems, Inc., FPL Group, Inc., Manor Care, Inc., CB Richard Ellis, Inc., Northwest Airlines, and PaineWebber Family of Mutual Funds.

      Kenneth M. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group, a strategic advisory and consulting firm, since 1989. Mr. Duberstein served as White House Chief of Staff to President Ronald Reagan from 1988 to 1989. During President Reagan’s two terms, he also served as Deputy Chief of Staff as well as both Assistant and Deputy Assistant to the President for Legislative Affairs. His earlier government appointments included Deputy Under Secretary of Labor and Director of Congressional and Intergovernmental Affairs at the U.S. General Services Administration. Mr. Duberstein currently serves on the boards of directors of The Boeing Company, The St. Paul Companies, Fannie Mae and Conoco. He also serves on the Board of Governors of the American Stock Exchange L.L.C. and the National Association of Securities Dealers, Inc.

      Michael H. Bulkin is a Private Investor. In 1965, Mr. Bulkin joined McKinsey & Company, Inc., an international management is a consulting firm. He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993. In 1994, Mr. Bulkin became a director of Bunge International Ltd. Mr. Bulkin also serves as a director of Ferro Corporation, American Bridge Company, and Specified Technologies, Inc.

      Willem F. P. de Vogel, is Managing Partner of Three Cities Research, Inc. (TCR). Mr. de Vogel joined Three Cities Research in 1977 and founded the firm’s private equity effort. He has been involved with all TCR investments to date, and is actively engaged in portfolio company development, focusing primarily on CEO selection and board composition. Prior to joining TCR, Mr. de Vogel worked in the corporate finance department at Citibank, N.A. where he was involved in mergers and acquisitions. He currently serves as a director of Morton Industrial Group, Factory 2-U Stores, Inc. and Computer Associates International. Mr. de Vogel holds an MBA from the University of Chicago and an undergraduate degree from the University of Geneva.

      Daniel A. Raskas is a Principal of Thayer Capital Partners. Since joining Thayer in January 1998, Mr. Raskas has focused on investments in the travel and leisure, and information technology sectors. He co-led the formation of Global Vacation Group and its subsequent filing for an Initial Public Offering. Prior to joining Thayer, Mr. Raskas worked for five years at Arnold & Porter, a Washington, DC-based law firm, where he specialized in private equity investments, mergers and acquisitions and public offerings for businesses in the information technology, telecommunications and other industries. Mr. Raskas received his Juris Doctor degree, magna cum laude, from Harvard Law School and a Bachelor of Arts, magna cum laude, in Government from Harvard College. He also holds a Master of International Affairs from Columbia University.

      Ronald M. Letterman CTC, is our Vice Chairman, President and Chief Executive Officer and he also is the CEO of Classic Custom Vacations, the Company’s flagship brand, a position he has held for over nine years. Mr. Letterman is a 30 plus year veteran of the travel industry and is a nationally recognized industry expert. Prior to joining Classic he was President of Carlson Travel Network where he was responsible for more than 1,000 travel agency locations and Carlson’s wholesale tour operation. Earlier in his career, Mr. Letterman served as vice president and general manager of Destination Services USA for American Express Travel Related Services Company, Inc.

Meetings and Committees of the Board of Directors

      During 2000, the board of directors held four regular meetings and seven special meetings. No director attended fewer than 75% of the meetings of the board of directors and by all committees on which each director served.

      Audit Committee. The members of the Audit Committee are Messrs. Duberstein, Sullivan and Bulkin, all of who are non-employee independent directors, as independence is defined in Section 121(A) of the American Stock Exchange’s listing standards. The Audit Committee, among other things, makes recommendations concerning the engagement of our independent auditors, reviews the results and scope of the annual audit and other services provided by our independent auditors and reviews the adequacy of our internal accounting controls. The Audit Committee held three meetings during 2000. Mr. Bulkin was elected to the Committee on February 14, 2001. The Audit Committee Charter, which was adopted by the Board of Directors, is attached as Appendix A hereto and the Audit Committee Report is set forth below.

Audit Committee Report

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on SEC Form 10-K with the Company’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee also has considered whether the auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

James M. Sullivan, Chairman Kenneth M. Duberstein Michael H. Bulkin

Independent Accountant Fees

      Audit Fees. Arthur Andersen LLP billed the Company an aggregate of $360,000 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

      Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not provide any services related to financial information systems design and implementation during 2000.

      All Other Fees. Arthur Andersen LLP billed the Company an aggregate of $112,000 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000, primarily related to tax planning and compliance.

Compensation Committee

      The members of the Compensation Committee are Messrs. Malek, Raskas and de Vogel, all of whom are non-employee directors. Mr. Ballou, a former officer of Global Vacation Group served on the Compensation Committee until his resignation in September 2000. The Compensation Committee makes recommendations to the full board of directors concerning salary and bonus compensation and benefits for executive officers of Global Vacation Group. The Compensation Committee held two meetings during 2000.

Stock Option Committee

      The members of the Stock Option Committee are Messrs. Duberstein and Sullivan, both of whom are non-employee directors. The Stock Option Committee has the power and authority to take all actions and make all determinations under our stock option plans, including the grant of options thereunder. The Stock Option Committee met twice during 2000.

Nomination Procedures

      No person may be elected as a director unless nominated in accordance with the procedures set forth in the Global Vacation Group bylaws. The entire board of directors acts as a nominating committee for selecting management’s nominees for election as directors and has made its nominations for the 2001 Annual Meeting. Our bylaws require that shareholder nominations for directors be made in writing to the corporate secretary within the time frame stated in the bylaws. A shareholder’s notice of nomination must set forth the information specified in the bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. To be timely for this 2001 Annual Meeting, notice of a shareholder nomination must have been delivered to, or mailed to and received at, our principal executive offices a reasonable time before we mailed these proxy solicitation materials to our shareholders. No shareholder nominations were received. The dates for submission of shareholder nominations or other proposals for our 2002 Annual Meeting of shareholders are set forth below under “Date for Submission of Shareholder Nominations and Proposals.”

Compensation of Directors

      We do not pay cash compensation to directors. We reimburse directors for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or committees thereof. In addition, we may issue options to directors under the Global Vacation Group stock option plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth certain information concerning the annual and long-term compensation for our chief executive officer Mr. Ronald M. Letterman and three other most highly compensated officers during the year ended December 31, 2000 (the “Named Executive Officers”). Ms. Lundquist, our Executive Vice President, Chief Financial Officer and Treasurer, was promoted in October 2000. Mr. Ballou served as our Chairman, President and Chief Executive Officer until leaving the Company in September 2000. Mr. Stuart served as our Executive Vice President, Chief Financial Officer and Treasurer until leaving the Company in October 2000.

Summary Compensation Table

				Long-Term Compensation

				Awards	Payout

				Shares of
				Common
		Annual		Stock
		Compensation		Underlying	LTIP	All Other
				Options	Payouts	Compensation
Name and Principal Position(s)	Year	Salary ($)	Bonus($)	(#)	($)	($)

Ronald M. Letterman	2000	269,423	250,000	400,000	–0–	18,792	(1)
Vice Chairman, President and Chief Executive Officer

Debbie A. Lundquist	2000	165,673	100,000	100,000	–0–	8,400	(1)
Executive Vice President and Chief Financial Officer

Roger H. Ballou	2000	144,033	–0–	–0–	–0–	199,614	(2)
Former Officer	1999	200,000	–0–	–0–	1,032,581 (3)	2,192	(1)
	1998	150,000	100,000	393,689	–0–	–0–

Jay G. Stuart	2000	166,667	–0–	–0–	–0–	54,481	(4)
Former Officer	1999	133,334	75,000	225,000	–0–	159	(1)

(1)	Represents executive benefits received pursuant to Senior Management Employment Agreement.

(2)	Represents severance payments of $32,971, pursuant to his resignation agreement effective September 7, 2000. The dollar amount reported above also includes $160,818 of loan forgiveness, as described further below under the caption “Transactions with Related Parties”. Mr. Ballou also received $5,824 in executive benefits in 2000.

(3)	As of March 16, 1999, Global Vacation Group accelerated the vesting of all 135,554 of Mr. Ballou’s unvested performance vesting restricted shares to March 16, 1999. The dollar amount reported above represents the product of the number of performance vesting restricted shares for which vesting was accelerated times the difference between $8.4375, the closing price of a share of Global Vacation Group common stock on the New York Stock Exchange on March 16, 1999, and $.82,the price per share Mr. Ballou paid for the performance vesting shares in March 1998.

(4)	Represents severance pay of $45,833 and executive benefits of $8,608.

      None of our executive officers exercised any options to purchase shares of common stock during 2000. The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 2000:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of		Value of Unexercised
			Securities Underlying		In-the-Money
			Unexercised Options		Options
	Shares		at December 31, 2000		at December 31, 2000(1)
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald M. Letterman	—	—	18,035	425,535	$1,639	$429,916

Debbie A. Lundquist	—	—	7,232	60,982	$819	$127,458

Roger H. Ballou	—	—	–0–	–0–	$—	$—

Jay G. Stuart	—	—	37,500	–0–	$—	$—

(1)	Based on the closing price of $3.375 per share of Global Vacation Group common stock on December 31, 2000, as reported by The New York Stock Exchange.

      The following table sets forth information relating to options to purchase common stock granted to the Named Executive Officers during 2000:

Option Grants In Last Fiscal Year

Potential Realizable
		% of			Value at Assumed
	Shares of	Total			Annual Rates of
	Common	Options			Stock Price
	Stock	Granted to	Exercise		Appreciation for
	Underlying	Employees	or Base		Option Term
	Options	in Fiscal	Price	Expiration
Name	Granted	Year	($/Sh)	Date	5% ($)	10% ($)

Ronald M. Letterman	100,000 (1)	15.5	2.875	7/29/2010	3,328,644	4,294,510
	300,000 (2)	46.5	2.125	10/26/2010	7,380,906	9,522,608

Debbie A. Lundquist	50,000 (3)	7.7	2.125	10/26/2010	1,230,151	1,587,101
	50,000 (2)	7.7	2.125	10/26/2010	1,230,151	1,587,101

Roger H. Ballou	–0–	–0–	—	—	—	—

Jay G. Stuart	–0–	–0–	—	—	—	—

(1)	Exercisable in four equal installments beginning on July 28, 2002.

(2)	Exercisable four years from the date of the grant, i.e., October 26, 2004. The vesting may be accelerated if certain performance targets are achieved by the Company, as specified in the option agreement.

(3)	Exercisable in four equal installments beginning on October 26, 2002.

Employment Agreements

      We entered into an employment agreement with Mr. Letterman on April 20, 1998 which has a term of four years. Mr. Letterman currently receives an annual base salary of $300,000 which may be increased following annual review by the board of directors. He is also eligible to receive an annual bonus based on the Company’s achieving certain budgetary and other objectives set by the board of directors. In February 2001 the board of directors determined to award Mr. Letterman a $250,000 cash bonus for his contributions in 2000. In February 2001 we entered into an employment agreement with Ms. Lundquist, which has a term of two years. Ms. Lundquist receives an annual base salary of $200,000 which may be increased following annual review by the board of directors. She is eligible to receive an annual bonus in an amount of up to 100% of her annual base salary, as determined by the board of directors based upon the achievement of budgetary and other objectives set by the board of directors. In February 2001, the board of directors awarded Ms. Lundquist a $100,000 cash bonus for her contributions in 2000.

      If we terminate the employment contract of Mr. Letterman without cause after the second anniversary he is entitled to receive his base salary through the fourth anniversary of the effective date. If we terminate Mr. Letterman for cause he is entitled to receive his base pay through the date of termination. If we terminate the employment agreement of Ms. Lundquist without cause or if she terminates for good reason, then she will be entitled to 12 months to monthly severance payments equal to one-twelfth of her base salary. If we terminate Ms. Lundquist’s employment for cause, or if she resigns without good reason, then she will be entitled to receive her base pay through the date of termination. Under the terms of both of these agreements, each of our executive officers has agreed to preserve the confidentiality and proprietary nature of all information relating to Global Vacation Group and its businesses. Each executive officer also has agreed to non-competition and non-solicitation provisions that will be in effect during the term of the agreement and for one year after the termination of the agreement.

      Under the terms of a resignation agreement entered into between Mr. Ballou and the Company in September 2000, Mr. Ballou is eligible to receive severance payments equal to $116,667 payable as salary continuation in equal semi-monthly installments for a period of 12 months ending on September 1, 2001. The Company will, during this period, provide Mr. Ballou with health, life, accident, and disability insurance benefits on the same basis as other senior executives.

      In addition, pursuant to that resignation agreement all vested and non-vested options, covering an aggregate of 393,689 shares of common stock, held by Mr. Ballou were terminated on September 7, 2000. Also, under the terms of the resignation agreement, Mr. Ballou agreed to repay in full to the Company all remaining principal and accrued interest on that certain promissory note dated April 24, 1999 (the “Ballou Note”) and not to transfer any of the remaining 49,312 shares of common stock he owns, acquired pursuant to the Senior Management Agreement, until the earlier of (1) a sale of the Company or, (2) April 1, 2005. He holds other shares, which are freely tradable. The aggregate principal balance on the Ballou Note was reduced by pro rata portion of the loan forgiveness provided for in that certain Senior Management Agreement dated March 30, 1998.

      Under the terms of a resignation agreement entered into between Mr. Stuart and the Company in October 2000, Mr. Stuart is eligible to receive severance payments equal to $275,000 payable in equal semi-monthly installments for a period of 12 months ending on October 31, 2001. The Company, during this period, will provide health, life, accident, and disability insurance benefits on the same basis as other senior executives.

      In addition, pursuant to that resignation agreement, all non-vested options covering an aggregate of 187,500 shares of common stock held by Mr. Stuart were terminated on October 31, 2000. Under the terms of the resignation agreement, all vested options, exercisable for 37,500 shares at an option price of $6.00 per share, held by Mr. Stuart remain in full force and effect and will terminate, if unexercised, on October 31, 2001.

Compensation Committee Interlocks and Insider Participation

      Our Compensation Committee consists of Messrs. Malek, de Vogel and Raskas, all of whom are non-employee directors. Mr. Ballou served on the Compensation Committee until his resignation in September 2000. The Compensation Committee makes recommendations to the full board of directors concerning salary and bonus compensation and benefits for executive officers of Global Vacation Group, except that Mr. Ballou did not participate in recommending or approving his own compensation.

Stock Performance Graph

      The following graph compares the cumulative total shareholder return on our common stock from July 31, 1998, which is the date our common stock began trading on the New York Stock Exchange, through December 31, 2000, with the cumulative total return of the Russell 2000, Wilshire 5000 and a peer group. The graph assumes the investment of $100 in Global Vacation Group common stock and each index on July 31, 1998, and the reinvestment of all dividends paid. We paid no dividends during the period presented.

			Travel Peer Group
	Russell 2000 Index	Wilshire 5000	Index*	GVG

7/31/98	100.0000	100.0000	100.0000	100.0000
12/31/98	100.5300	100.0000	72.4100	56.6667
12/31/99	120.2500	136.0700	52.3800	19.1700
12/31/00	115.1900	129.0600	64.9600	22.5000

Report on Executive Compensation

      The board of directors and its Compensation and Stock Option Committees have prepared the following report on our policies with respect to the compensation of executive officers for 2000. The board of directors makes all decisions on compensation of our executive officers based upon recommendations of the Compensation Committee. Decisions as to the grant of stock options are made by the Stock Option Committee.

      Executive compensation consists of salary, benefits and stock options. We believe the overall compensation package must be competitive within the travel industry and must be based principally on productivity. As a result, our compensation packages should be highly leveraged with incentives while base salaries will remain relatively constant.

      The Compensation Committee reviews executive salaries each year and determines appropriate incentive bonuses for the prior year as well as appropriate adjustments to base salaries for the up-coming year. Incentive bonuses will be paid only to the extent that Global Vacation Group meets specific performance objectives. The Compensation Committee determined that Global Vacation Group should pay incentive bonuses for 2000 to its executive officers as set forth below and that Global Vacation Group should pay its executive officers the base salaries for 2001 set forth below:

Executive Officer	2000 Incentive Bonus	2001 Base Salary

Ronald M. Letterman	$250,000	$300,000

Debbie A. Lundquist	$100,000	$200,000

      The Stock Option Committee recognizes the importance of stock options in attracting and retaining highly qualified people. Global Vacation Group granted options to purchase over 1.6 million shares of common stock to its executives, employees, non-employee directors and consultants during the second half of 1998 following completion of our initial public offering. In 1999, the Stock Option Committee granted options to purchase an aggregate of 626,500 additional shares of common stock to our employees. In 2000, the Stock Option Committee granted options to purchase an aggregate of 645,420 additional shares of common stock to our employees. Mr. Letterman received options to purchase 400,000 of those shares and Ms. Lundquist received options to purchase 100,000 of those shares.

      As part of the benefits component of the overall compensation package, Global Vacation Group established a 401(k) plan in 1999. Under the terms of the plan and in keeping with our overall compensation philosophy, for 2000, as in 1999, Global Vacation Group’s contribution to the plan will be discretionary and will be based on the performance of Global Vacation Group relative to corporate budgetary goals on an annual basis. Within this framework, Global Vacation Group will make discretionary contributions on behalf of each employee in amount equal to 0-4% of the employee’s base salary. The Global Vacation Group contributions will be made in stock, and employees will be eligible to receive the Global Vacation Group contributions whether or not they are making voluntary contributions themselves. Executive officers will be eligible to participate in the 401(k) plan on the same basis as all other employees. The Company made no such discretionary contributions in 1999 or 2000.

2000 Chief Executive Officer Compensation

      Global Vacation group considers several factors in establishing an executive compensation package. For the chief executive officer, or “CEO,” these include competitive pay practices, individual performance level, experience, achievement of strategic goals and, most importantly, the financial performance of Global Vacation Group. As with other executive officers’ compensation packages, Global Vacation Group’s board of directors and Compensation Committee has determined that the CEO package should be highly leveraged with incentives while base salary will remain relatively constant.

      Mr. Letterman has served as our Chief Executive Officer since October 2000. Mr. Letterman’s base salary in 2000 was $300,000 and he was paid a bonus of $250,000, based principally upon the operating results of our flagship brand, Classic Custom Vacations of which he is also the Chairman, CEO and President. Mr. Letterman will be eligible to receive a bonus for his efforts in 2001 based on Global Vacation Group’s ability to meet its budgeted pre-tax income targets, budgeted net income targets, and on Mr. Letterman’s ability to achieve specified non-financial management goals.

Respectfully submitted,

Compensation Committee

Frederic V. Malek
Willem F. P. de Vogel
Daniel A. Raskas

TRANSACTIONS WITH RELATED PARTIES

      Thayer Equity Investors III, L.P. is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C. TC Equity Partners, L.L.C. has sole voting and investment power with respect to the 9,599,749 shares of common stock owned by Thayer Equity Investors III, L.P. TC Co-Investors, LLC is a Delaware limited liability company whose managing member is TC Management, L.L.C. TC Management, L.L.C. has sole voting and investment power with respect to the 86,122 shares of common stock owned by TC Co-Investors, LLC. Frederic V. Malek, a director, and Carl J. Rickertsen, a former director of Global Vacation Group, are members of TC Equity Partners, L.L.C. and TC Management, L.L.C. As a result, Messrs. Malek and Rickertsen may receive benefits from transactions involving these entities or their affiliates.

      GV Investment LLC is a Delaware limited partnership whose controlling partner is Three Cities Fund III, L.P., also a Delaware limited partnership. GV Investment LLC is the holder of a note purchased from the Company for $27,500,000, convertible into common stock of the Company at a conversion price of $5.25 and additional notes representing accrued interest of $1,334,421. Mr. Willem F.P. de Vogel a director of Global Vacation Group is the managing partner of Three Cities Research, Inc. which ultimately controls GV Investment LLC and Three Cities Fund III, L.P. As a result, Mr. de Vogel may receive benefits from transactions involving these entities or their affiliates.

      The Company engaged, Mechanical Overnight, Inc., a California corporation, to provide art direction services for Classic Custom Vacations brochures production as well as other marketing materials. Mechanical Overnight, Inc. is controlled by a relative of Mr. Letterman. The Company paid Mechanical Overnight, Inc. $91,748 for services rendered in 2000.

      In September 2000, Mr. Ballou left the Company. Under the terms of a resignation agreement entered into between Mr. Ballou and the Company on September 7, 2000, Mr. Ballou is eligible to receive severance payments equal to $116,667 payable as salary continuation in equal semi-monthly installments for a period of 12 months ending on September 1, 2001. The Company will during this period provide health, life, accident, and disability insurance benefits on the same basis as other executives. In addition, pursuant to the terms of the resignation agreement, all stock options, whether vested or unvested in the aggregate amount of 393,689 shares of the Company’s common stock held by Mr. Ballou terminated on September 7, 2000.

      Pursuant to the resignation agreement, the Company consented to the sale by Mr. Ballou of 370,000 shares of common stock to GV Investment LLC, and the Company waived any fine payable by Mr. Ballou for resigning without Good Reason as that term is defined in the Senior Management Agreement between Mr. Ballou and the Company dated March 30, 1998. Mr. Ballou repaid in full to the Company the remaining principal and accrued interest on that certain promissory note dated April 24, 1999, $1,045,698, and further agreed not to transfer any of the remaining 49,312 shares of Common Stock he owned which were acquired pursuant to the Senior Management Agreement until the earlier of (a) the sale of the Company, as defined in the Senior Management Agreement and (b) April 1, 2005, without the consent of the board of directors. The aggregate current principal balance on Mr. Ballou’s promissory note was reduced by a pro rata portion of the loan forgiveness of $160,818, as provided for in the Senior Management Agreement. Mr. Ballou’s resignation agreement also contains standard mutual releases and non-compete, non-solicitation, and confidentiality provisions.

      Mr. Stuart left Global Vacation Group in October 2000. Under the terms of a resignation agreement entered into between Mr. Stuart and the Company in October 2000, Mr. Stuart is eligible to receive severance payments equal to $275,000 payable as salary continuation in equal semi-monthly installments for a period of 12 months ending on October 31, 2001. The Company will during this period continue to provide health, life, accident, and disability insurance benefits on the same basis as other senior executives.

      In addition, pursuant to the resignation agreement all non-vested options held by Mr. Stuart were terminated on October 31, 2000 and all vested options (exercisable for 37,500 shares at an option price of $6.00 per share) held by Mr. Stuart remain in full force and effect and will terminate, if unexercised, on October 31, 2001. Mr. Stuart’s resignation agreement also contains standard mutual releases and non-compete, non-solicitation, and confidentiality provisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and beneficial owners of more than 10% of our outstanding equity securities to file with the SEC initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us for 2000, we believe that all Section 16(a) filing requirements for that year applicable to these persons were complied with on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

(Proposal 2)

      We have appointed Arthur Andersen LLP to act as Global Vacation Group’s independent public accountants for 2001, pending ratification by shareholders at the 2001 Annual Meeting. Representatives of Arthur Andersen LLP will be present at the 2001 Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      We recommend that you vote FOR the ratification of the appointment of Arthur Andersen LLP as Global Vacation Group’s independent public accountants for the fiscal year ending December 31, 2001. We have not made any determination as to what course of action we will take if the shareholders do not ratify this appointment.

AMENDMENT TO THE COMPANY’S RESTATED

CERTIFICATE OF INCORPORATION TO CHANGE
THE NAME OF THE COMPANY TO
CLASSIC VACATION GROUP, INC.
(Proposal 3)

      The Board of Directors has unanimously adopted resolutions approving, declaring advisable and recommending adoption by the Shareholders of an amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company from Global Vacation Group, Inc. to Classic Vacation Group, Inc.

      The Board of Directors believes that the change in name will assist in the marketing of the Company’s brands, as the name suggests that this is a reinvigorated company under new direction. The name also better reflects the quality of our companies, their products and takes advantage of the reputation enjoyed by our largest and most respected brand.

      If the name change is approved, current Company stock certificates will remain valid and no exchange of certificates will be required, unless and until the securities are sold or transferred.

      Under New York law, the amendment to the Restated Certificate of Incorporation would become effective upon Shareholder approval and the filing of the amendment with the Secretary of State of the State of New York. The Amendment to the Restated Certificate of Incorporation will be filed as soon as reasonably practicable after the approval of this proposal by the Shareholders. If this proposal is approved, Article I of the Company’s Restated Certificate of Incorporation will be amended to read as follows:

      “The name of the corporation is Classic Vacation Group, Inc. (hereinafter called the “Corporation”)”.

      The affirmative vote of the holders of a majority of the common stock outstanding on the record date is required to adopt the proposed amendment to the Restated Certificate of Incorporation.

      We recommend that you vote FOR the approval of the proposed amendment to the Restated Certificate of Incorporation.

DATE FOR SUBMISSION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

      Under the SEC’s proxy soliciting rules, we must receive proposals of shareholders intended to be presented at the 2002 annual meeting no later than December 15, 2001 in order to be considered for inclusion in our proxy statement and form of proxy relating to the 2002 annual meeting. However, nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2002 annual meeting of shareholders any shareholder proposal which may be omitted under applicable SEC regulations.

      Under the Global Vacation Group bylaws, any shareholder who intends to nominate a person to serve on the board of directors or present a proposal for action at the 2002 annual meeting of shareholders must file a copy thereof with our corporate secretary between January 2, 2002 and February 1, 2002.

OTHER BUSINESS TO BE TRANSACTED

      We do not know of any other matters to be presented for action by the shareholders at the 2001 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, your proxy will be voted on these matters as determined by a majority of the board of directors.

By Order of the Board of Directors

Ronald M. Letterman
Vice Chairman, President and Chief Executive Officer

San Jose, California
April 16, 2001

(APPENDIX A)

AUDIT COMMITTEE CHARTER

      Organization: The Committee shall consist of at least three Directors, including the Chairman who shall be appointed by the Board of Directors (“Board”). The Committee shall include only independent Directors, as defined by the American Stock Exchange’s audit committee requirements. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board in its business judgement.

      Statement of Policy: The Committee shall, through regular or special meetings with management, the Chief Financial Officer, and the Company’s independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

      Responsibilities: The Committee shall recommend to the Board the appointment of the Company’s independent auditor and shall review the activities and independence of the independent auditor. This includes communicating to the independent auditor that he or she is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement). The Committee shall: (1) ensure that the independent auditor provides annually to the Committee a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1, (2) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and (3) recommend that the Board take appropriate action in response to the independent auditors report to satisfy itself of the independent auditor’s independence.

      The Committee shall have separate and direct lines of communication between itself and the independent auditor, and, with regard to litigation and legal and regulatory compliance, the General Counsel.

      The Committee shall review:

•	Annual audit plans of the independent auditor;

•	The results of the independent auditor’s activities, including major conclusions, findings and recommendation, and related management response;

•	The Company’s accounting and financial reporting practices, annual report to shareholders and significant filings with the Securities and Exchange Commission (“SEC”);

•	Material litigation involving the Company and litigation involving officers and directors;

•	Accounting, legal, tax and other developments of major significance to the Company;

•	Adequacy and effectiveness of internal controls;

•	Compliance with laws, regulatory requirements and the Company’s policies and standard conduct, as set forth in the Global Vacation Group, Inc., Employee Manual;

•	The management delegation of authority process;

•	The continued adequacy of this Audit Committee Charter on an annual basis; and

•	Such other matters as the Board or the Committee considers appropriate

      With regard to the SEC Form 10-K, prior to its filing, the Committee, in addition to its assessment of the independence, shall review and discuss the audited financial statements with management, and discuss with independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principals and underlying estimates used in the audited financial statements. The Committee shall report to the Board and to the shareholders whether, based on such reviews and discussions, it recommends to the Board that the most recent year’s audited financial statements be included in the Company’s SEC Form 10-K to be filed with the SEC.

      With regard to the SEC Form10-Q, the Chairperson and/ or his or her Committee designee(s) shall review the document with management and the independent auditor prior to its filing.

      The Committee shall receive periodic reports from management, the General Counsel, and the independent auditor on matters relating to accounting, financial reporting, internal control, auditing, litigation and compliance with legal business policies and regulatory requirements. The Committee shall receive these reports pursuant to a schedule that the Committee Chairperson develops in consultation with management.

      The Committee shall meet privately (without members of management present) and separately with the independent auditor at least once each year and, when requested, with the Company’s General Counsel.

      The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage independent resources to assist in its investigation as it deems necessary.

      The Committee Chairperson shall make regular reports to the Board on the Committee’s activities.

      The Committee shall prepare a report as required by the rules of the SEC to be included in the Company’s annual proxy statement.

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
GLOBAL VACATION GROUP, INC.

May 17, 2001

Please Detach and Mail in the Envelope Provided

A [ X ] Please mark your
             votes as in this
            example.

The Board of Directors Recommends a Vote FOR all
listed nominees, FOR Proposal 2 and FOR Proposal 3.
	FOR		WITHHELD			FOR	AGAINST	ABSTAIN

(1) Election of five Directors.	[	]	[ ]

(Instruction: To withhold authority to vote for any individual nominee, circle that nominee’s name in the list at right.)				Nominees: Michael H. Bulkin Willem F.P. de Vogel Ronald M. Letterman Frederic V. Malek Daniel A. Raskas	(2) To ratify the appointment of Arthur Andersen LLP as our independent auditors.	[ ]	[ ]	[ ]

					(3) To approve a proposal to amend a Company’s Restated Certificate of Incorporation to charge the name of the Company to Classic Vacation Group, Inc.	[ ]	[ ]	[ ]

(4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE MARK AND SIGN BELOW AND RETURN PROMPTLY

Signature(s)____________________      ___________ Date:___________________, 2001

NOTE: (Signatures should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)

Revocable Proxy
GLOBAL VACATION GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned shareholder of Global Vacation Group, Inc. hereby appoints Ronald M. Letterman, Debbie A. Lundquist and Larry R. Gilbertson, or any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned shareholder at the 2001 Annual Meeting of Shareholders to be held at 9:00 a.m., on May 17, 2001, at the Fairmont hotel, 170 South Market Street, San Jose, California 95113, and at any adjournments thereof, upon the matters set forth on the reverse side of this card.

(Continued and to be dated and signed on reverse side)